Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2006

— Clinical Data in Hand Osteoarthritis and Asthma Validates cHTS™ Technology and Drug Discovery Approach —

Cambridge, MA, May 11, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX), today reported financial results for the first quarter ended March 31, 2006.

“CombinatoRx has made significant progress in advancing its clinical pipeline during the first part of this year, including encouraging Phase 2 data for two of our synergistic combination drug candidates; CRx-102 in hand osteoarthritis and CRx-170 in asthma,” commented Alexis Borisy, President and CEO of CombinatoRx. “In addition to our clinical accomplishments, we had marked success in a number of other key areas this quarter; including entering into collaborations that continue to mobilize our technology into new disease areas such as obesity and ophthalmic disease and raising additional capital through a private offering. We look forward to reporting data on a number of other Phase 2 clinical programs during the year”

First Quarter of 2006 Financial Results (Unaudited):

Net Loss

For the first quarter of 2006, CombinatoRx reported a net loss of $6.9 million or $0.29 per share, as compared to a net loss of $ 7.7 million in the first quarter of 2005.

Revenue

Total revenue was $3.2 million in the first quarter of 2006, an increase from the $196,000 reported in the first quarter of 2005. The increase is primarily due to the Company’s entry into additional research and development collaboration agreements and payments related to these agreements.

Research and Development Expenses

Research and development expense totaled $7.2 million in the first quarter of 2006 compared to $4.6 million in the first quarter of 2005. The increase in research and development expense is due primarily to increased research and clinical development costs related to additional research and development collaborations. In addition, CombinatoRx has increased headcount for research and clinical development efforts as the Company has advanced its pipeline of product candidates into and through clinical trials. CombinatoRx also adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” (SFAS 123R) effective January 1, 2006, which resulted in an increase in stock based compensation expense for the Company. Stock based compensation expense related to research and development for the first quarter of 2006 was $609,000.

245 First Street, Sixteenth Floor, Cambridge MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

General and Administrative Expenses

General and administrative expense was $4.0 million in the first quarter of 2006 compared to $1.6 million in the first quarter of 2005. The increase in general and administrative expense is due primarily to higher costs associated with operating as a public company, including legal and professional services fees and increased general and administrative headcount with $919,000 of related stock based compensation expense.

Cash, Cash Equivalents and Short-Term Investments

As of March 31, 2006, CombinatoRx had cash, cash equivalents and short-term investments of $139.4 million compared to $102.4 million on December 31, 2005. The increase in cash, cash equivalents and short-term investments is primarily due to the closing of our March 2006 private offering of common stock in which CombinatoRx raised net proceeds of $45.3 million.

2006 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development programs, CombinatoRx expects its net use of cash in operating activities to be between $32.0 million to $37.0 million in 2006 and to end the year with a net loss in the range of $31.0 million and $36.0 million, consistent with the guidance provided at our January 31, 2006 Analyst Briefing. As a result of its March 2006 private offering, CombinatoRx is updating its 2006 cash guidance and now expects to end the year with between $111.0 and $116.0 million in cash, cash equivalents and short-term investments.

First Quarter 2006 and Recent Accomplishments Include:

•                  Validated the CombinatoRx combination high throughput screening (cHTS™) technology and drug discovery approach with positive Phase 2 clinical results, including CRx-102 in osteoarthritis of the hand and CRx-170 in asthma:

o                 CRx-102 demonstrated a statistically significant 31% improvement in pain relief with six weeks of treatment, as measured by the AUSCAN visual analogue pain scale, compared to baseline.

o                 CRx-170 demonstrated a statistically significant 6% mean percentage improvement in FEV1 with one week of treatment, a measure of breathing capacity, from treatment baseline.

•                  Presented data on the discovery of novel synergistic combinations for glioblastoma multiforme, a deadly form of brain cancer, at the annual meeting of the American Association of Cancer Research.

•                  Raised net proceeds of $45.3 million through a private placement of common stock, providing CombinatoRx with the financial flexibility to move into later-stage clinical trials based on promising human data and to advance early stage product candidates into clinical development.

•                  Leveraged the CombinatoRx cHTS drug discovery technology into new collaborations with:

o                 Fovea, to develop product candidates for ophthalmic diseases.

o                 Adipogenix, to jointly discover and develop novel synergistic combinations for the systemic treatment of obesity.

o                 the Economic Development Board of Singapore Biomedical Sciences Group, with a grant to support infectious disease research and development.

•                  Built upon existing management and development strengths with the appointment of Lynn Baird, Ph.D. as Senior Vice President of Regulatory Affairs, QA/QC.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. By applying our proprietary screening technology, we have discovered and advanced into clinical trials a portfolio of six product candidates targeting multiple diseases. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its financial condition and results of operations, its plans for its product candidates, its drug discovery technology and corporate development. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Company’s drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of CombinatoRx’s Annual Report on Form 10-K on file with the Securities and Exchange Commission, and the other filings made by CombinatoRx with the Securities and Exchange Commission. No forward-looking statement can be guaranteed and actual results may differ materially from those CombinatoRx projects.

No forward-looking statement can be guaranteed and actual results may differ materially from those CombinatoRx projects. CombinatoRx is providing this information as of this date and does not undertake any obligation to publicly update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

245 First Street, Sixteenth Floor, Cambridge MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2006	2005
Revenue:
Collaborations	$3,247	$196

Operating expenses:
Research and development [1]	7,151	4,587
General and administrative [1]	3,985	1,624
Total operating expenses	11,136	6,211

Loss from operations	(7,889)	(6,015)
Interest income	1,083	177
Interest expense	(130)	(86)
Net loss	(6,936)	(5,924)
Accretion of preferred stock dividends	—	1,748
Net loss applicable to common shareholders	$(6,936)	$(7,672)
Net loss per share applicable to common stockholders - basic and diluted	$(0.29)	$(8.41)
Weighted average number of common shares used in calculation of basic and diluted net loss per share	23,739,960	912,310

[1] Amounts include stock-based compensation expense, as follows:
Research and development	609	464
General and administrative	919	447
Total stock-based compensation expense	$1,528	$911

245 First Street, Sixteenth Floor, Cambridge MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

CombinatoRx, Incorporated
Consolidated Balance Sheets
(in thousands, except per share amounts)
 (Unaudited)

	As of	As of
	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$4,406	$9,079
Short-term investments	130,848	90,668
Restricted cash	148	148
Prepaid expenses and other current assets	6,326	3,204
Total current assets	141,728	103,099

Property and equipment, net	7,639	2,702
Restricted cash	4,000	2,500
Total assets	$153,367	$108,301

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,228	$1,230
Accrued expenses	2,421	2,312
Deferred revenue	9,355	9,334
Current portion of notes payable	1,291	1,048
Current portion of lease incentive obligation	365	87
Total current liabilities	17,660	14,011

Convertible notes payable of subsidiary	5,447	5,362
Notes payable, net of current portion and discount	1,125	816
Deferred revenue, net of current portion	14,246	16,250
Deferred rent	500	109
Lease incentive obligation, net of current portion	3,591	861

Minority Interest in subsidiary	2,575	2,542

Stockholders’ equity:
Common stock, $0.001 par value: 60,000 shares authorized; 28,227 and 23,285 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	28	23
Additional paid-in capital	213,624	177,777
Deferred compensation	—	(11,052
Stock subscription receivable	(50)	—
Accumulated other comprehensive loss	(78)	(65
Accumulated deficit	(105,301)	(98,333
Stockholders’ equity	108,223	68,350
Liabilities and stockholders’ equity	$153,367	$108,301

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Sixteenth Floor, Cambridge MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

245 First Street, Sixteenth Floor, Cambridge MA 02142
Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com